Exhibit 99.01

Excerpts from Securitization Documentation Detailing OG&E Oklahoma Customer Information

Oklahoma Gas and Electric Company ("OG&E") is a regulated electric company that generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. OG&E is a corporation organized under the laws of the State of Oklahoma and is a wholly-owned subsidiary of OGE Energy Corp. ("OGE Energy"). The securitization bonds do not constitute a debt, liability or other legal obligation of OG&E, OGE Energy or any of their Affiliates.

OG&E's rates are subject to regulation by the Oklahoma Corporation Commission (the "OCC"), the Arkansas Public Service Commission and the Federal Energy Regulatory Commission.

OG&E is the largest electric company in Oklahoma. OG&E's current service territory covers approximately 30,000 square miles in Oklahoma and western Arkansas and, as of December 31, 2024, supplies electric service to approximately 907,000 customers.

Customer Base and Energy Consumption

The following tables show the electricity usage billed to customers, electric billed revenues and number of customers for each revenue-reporting customer class for the five preceding years within Oklahoma. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2020		2021		2022		2023		2024
Residential	8,694,846	35.40%	8,908,131	35.41%	9,494,144	35.00%	8,962,657	32.86%	9,111,061	30.99%
Commercial	5,703,393	23.22%	6,107,746	24.28%	7,124,463	26.26%	7,964,658	29.20%	9,798,000	33.32%
Industrial	3,214,920	13.09%	3,176,032	12.62%	3,199,623	11.80%	3,084,467	11.31%	3,117,739	10.60%
Oilfield	4,238,387	17.25%	4,210,079	16.73%	4,411,711	16.26%	4,352,616	15.96%	4,424,714	15.05%
Public Authorities and Street lights	2,712,452	11.04%	2,756,596	10.96%	2,896,775	10.68%	2,908,651	10.66%	2,951,040	10.04%
Total	24,563,998	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%	29,402,554	100.00%

The Service Level of each customer is determined by OG&E based on the nominal standard voltage of such customer’s connection to the OG&E electric transmission and distribution system. Securitization Charge allocations are based on the actual daily kWh usage for each service level for the period of emergency during Winter Storm Uri, February 7, 2021 to February 21, 2021.

	Energy Usage (As Measured by MWh) by Service Level and Percentage Composition
Service Level	2020		2021		2022		2023		2024
S/L 1	805,909	3.28%	800,559	3.18%	795,924	2.93%	806,798	2.96%	1,828,418	6.22%
S/L 2	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%	6,389,409	23.43%	7,138,317	24.28%
S/L 3	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%	2,038,748	7.48%	2,188,260	7.44%
S/L 4	562,723	2.29%	498,670	1.98%	464,552	1.71%	462,992	1.70%	441,220	1.50%
S/L 5	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%	17,575,101	64.44%	17,806,338	60.56%
Total	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%	29,402,553	100.00%

	Revenues by Customer Class Percentage Composition in Oklahoma (Dollars in millions)
Customer Class	2020		2021		2022		2023		2024
Residential	$816.49	46.15%	$856.28	45.73%	$1,084.26	43.90%	$1,146.71	42.09%	$1,038.46	43.84%
Commercial	443.20	25.05%	485.54	25.93%	668.67	27.07%	791.95	29.07%	729.95	30.81%
Industrial	155.97	8.81%	159.48	8.52%	209.51	8.48%	225.29	8.27%	167.49	7.07%
Oilfield	182.90	10.34%	187.21	10.00%	261.18	10.57%	284.60	10.45%	198.33	8.37%
Public Authorities and Street lights	170.84	9.66%	184.07	9.83%	246.50	9.98%	275.62	10.12%	234.62	9.90%
Total	$1,769.40	100.00%	$1,872.58	100.00%	$2,470.12	100.00%	$2,724.16	100.00%	$2,368.85	100.00%

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2020		2021		2022		2023		2024
S/L 1	805,909	3.28%	800,559	3.18%	795,924	2.93%	806,798	2.96%	1,828,418	6.22%
Commercial	39,132	4.86%	48,302	6.03%	47,244	5.94%	62,840	7.79%	1,091,603	59.70%
Industrial	122,756	15.23%	120,517	15.05%	98,430	12.37%	95,964	11.89%	96,147	5.26%
Oilfield	292,773	36.33%	280,499	35.04%	283,025	35.56%	275,645	34.17%	272,081	14.88%
Public Authorities and Street lights	351,249	43.58%	351,242	43.87%	367,224	46.14%	372,350	46.15%	368,588	20.16%
S/L 2	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%	6,389,409	23.43%	7,138,317	24.28%
Commercial	46,272	0.94%	50,364	1.02%	515,844	9.22%	1,305,295	20.43%	1,926,622	26.99%
Industrial	1,718,950	34.94%	1,760,302	35.81%	1,788,810	31.97%	1,730,656	27.09%	1,728,189	24.21%
Oilfield	2,621,638	53.28%	2,613,095	53.16%	2,752,161	49.19%	2,780,801	43.52%	2,904,616	40.69%
Public Authorities and Street lights	533,239	10.84%	491,308	10.00%	537,660	9.61%	572,656	8.96%	578,890	8.11%
S/L 3	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%	2,038,748	7.48%	2,188,260	7.44%
Commercial	312,567	17.76%	335,316	18.00%	451,761	22.16%	512,537	25.14%	638,707	29.19%
Industrial	417,591	23.73%	426,243	22.88%	421,649	20.68%	427,222	20.96%	465,174	21.26%
Oilfield	782,412	44.47%	819,374	43.98%	865,288	42.45%	802,401	39.36%	775,597	35.44%
Public Authorities and Street lights	247,005	14.04%	282,295	15.15%	299,837	14.71%	296,588	14.55%	308,782	14.11%
S/L 4	562,723	2.29%	498,670	1.98%	464,552	1.71%	462,992	1.70%	441,220	1.50%
Commercial	41,528	7.38%	45,087	9.04%	52,903	11.39%	61,090	13.19%	63,458	14.38%
Industrial	185,481	32.96%	121,126	24.29%	92,307	19.87%	92,013	19.87%	91,984	20.85%
Oilfield	180,374	32.05%	173,126	34.72%	172,921	37.22%	160,673	34.70%	140,044	31.74%
Public Authorities and Street lights	155,341	27.61%	159,331	31.95%	146,421	31.52%	149,216	32.23%	145,734	33.03%
S/L 5	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%	17,575,101	64.44%	17,806,338	60.56%
Residential	8,694,845	52.65%	8,908,131	52.15%	9,494,144	52.07%	8,962,657	51.00%	9,111,061	51.17%
Commercial	5,263,895	31.87%	5,628,678	32.95%	6,056,710	33.22%	6,022,896	34.27%	6,077,610	34.13%
Industrial	770,142	4.66%	747,844	4.38%	798,427	4.38%	738,613	4.20%	736,245	4.13%
Oilfield	361,191	2.19%	323,985	1.90%	338,316	1.86%	333,097	1.90%	332,376	1.87%
Public Authorities and Street lights	1,425,617	8.63%	1,472,420	8.62%	1,545,632	8.48%	1,517,840	8.64%	1,549,047	8.70%
Total	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%	27,273,048	100.00%	29,402,553	100.00%

	Number of Customers and Percentage Composition in Oklahoma as of December 31 of the Year Shown Below
Customer Class	2020		2021		2022		2023		2024
Residential	683,034	85.51%	691,891	85.34%	699,210	85.31%	704,612	85.25%	713,626	85.29%
Commercial	90,732	11.36%	93,785	11.57%	95,389	11.64%	97,006	11.74%	98,136	11.73%
Industrial	2,366	0.30%	2,258	0.28%	2,152	0.26%	2,070	0.25%	1,971	0.24%
Oilfield	6,769	0.85%	6,752	0.83%	6,740	0.82%	6,690	0.81%	6,596	0.79%
Public Authorities and Street lights	15,883	1.99%	16,028	1.98%	16,132	1.97%	16,159	1.96%	16,331	1.95%
Total	798,784	100.00%	810,714	100.00%	819,623	100.00%	826,537	100.00%	836,660	100.00%

Percentage Concentration Within Large Commercial Customers

For the year ended December 31, 2024, the ten largest customers represented approximately 18.4 percent of total energy usage in Oklahoma and approximately 9.3 percent of OG&E’s total revenues in Oklahoma. All ten customers are commercial, industrial, oilfield and public authority class accounts. There are no material concentrations in the residential class.

Credit Policy

OG&E's current business practice requires new business customers to provide a security deposit in the form of cash, bond or irrevocable letter of credit that is refunded when the account is closed or when certain requirements are met. New residential customers whose outside credit scores indicate an elevated risk are required to provide a security deposit that is refunded based on customer protection rules promulgated by the OCC. The payment behavior of all existing customers is continuously monitored, and, if the payment behavior indicates sufficient risk within the meaning of the applicable utility regulation, customers will be required to provide a security deposit.

Billing Process

OG&E bills its customers on average every 30 days. For the year ended December 31, 2024, OG&E mailed out an average of 44,168 bills on each business day to its customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, possible meter malfunctions and/or unbilled accounts.

Collection, Termination of Service and Write-Off Policy

OG&E receives approximately 17 percent of its total bill payments via U.S. mail. Approximately 83 percent of bill payments are received via electronic payments. Bills are due 21 calendar days after the issue date at which time they are considered delinquent. Delinquent customers are sent a notice to encourage payment within ten days and accounts become eligible for disconnect after the passage of these ten days. For the year ended December 31, 2024, approximately 2.1 percent of total billed retail revenue became eligible for disconnect and 46.0 percent of those eligible were disconnected. Approximately 90.0 percent of accounts disconnected for nonpayment ultimately make full payment and have service restored.

If service is terminated, the customer is required to pay all past due amounts as well as a $21 reconnection fee in order to resume service as of the date of this official statement. After service termination due to non-payment a final bill including all unpaid amounts and net of deposits paid is issued within ten business days. After service termination by customer request, a final bill including all unpaid amounts and net of deposits paid is issued the following business day. Unpaid final bills are written off approximately 180 days after the final bill is issued. Amounts written off are assigned to outside collection agencies and are reported to all three credit reporting agencies. Dollars recovered are netted against actual write-offs.

OG&E may change its credit, billing, collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance OG&E’s ability to bill and collect customer charges on a timely basis.

Annual Forecast Variance

The following table sets forth information related to annual forecast variance for ultimate electric delivery for the past five years. Variances between actual sales and forecasted sales can be caused by a number of factors, though the primary drivers are unexpected extreme temperatures, which can cause actual sales volumes to be higher or unexpected mild temperatures, which can cause actual sales volumes to be lower. For 2020 and 2021, the primary driver of variances between the forecast and actual sales volumes is changes in behavior in response to COVID.

	Annual Forecast Variance For Ultimate Electric Delivery (MWh)
	2020	2021	2022	2023	2024

S/L 1
Forecast MWh	860,041	858,415	855,100	856,022	806,115
Weather Normalized Actuals MWh	795,806	811,509	795,924	806,609	1,828,418
Variance (%)	-7.5%	-5.5%	-6.9%	-5.8%	126.8%
S/L 2
Forecast MWh	5,058,791	5,034,069	4,931,750	6,390,100	7,575,332
Weather Normalized Actuals MWh	4,904,643	4,926,382	5,559,893	6,390,352	7,137,744
Variance (%)	-3.0%	-2.1%	12.7%	0.0%	-5.8%
S/L 3
Forecast MWh	2,039,978	1,916,903	1,975,459	2,220,016	2,206,988
Weather Normalized Actuals MWh	1,763,417	1,866,761	2,023,875	2,035,586	2,170,999
Variance (%)	-13.6%	-2.6%	2.5%	-8.3%	-1.6%
S/L 4
Forecast MWh	572,847	545,964	517,092	531,471	455,634
Weather Normalized Actuals MWh	561,943	498,670	474,136	462,851	441,400
Variance (%)	-1.9%	-8.7%	-8.3%	-12.9%	-3.1%
S/L 5
Forecast MWh	17,302,033	17,167,836	17,632,924	17,923,162	17,831,346
Weather Normalized Actuals MWh	16,748,859	17,278,746	17,576,608	17,463,895	17,690,937
Variance (%)	-3.2%	0.6%	-0.3%	-2.6%	-0.8%
Total
Forecast MWh	25,833,690	25,523,187	25,912,325	27,920,771	28,875,415
Weather Normalized Actuals MWh	24,774,668	25,382,068	26,430,435	27,159,293	29,269,498
Variance (%)	-4.1%	-0.6%	2.0%	-2.7%	1.4%

Write-off and Delinquency Experience

The following tables set forth information relating to the total billed revenues and write-off experience for the past five years. Such historical information is presented because OG&E’s actual experience with respect to write-offs and delinquencies may be indicative of its future experience, which will affect the timing of Winter Event Charge Collections. OG&E does not expect, but there can be no certainty, that the delinquency or write-off experience with respect to Winter Event Charge Collections will differ substantially from the rates indicated. Write-off and delinquency data is affected by factors such as the overall economy, weather and changes in collection practices. The net write-off and delinquency experience is expected, but there can be no certainty, to be similar to OG&E’s previous experience.

The following table shows total OG&E revenues for the past five calendar years for each customer class.

	Billed Revenue by Customer Class (Dollars in millions)
Customer Class	2020	2021	2022	2023	2024
Residential	$816.49	$856.28	$1,084.26	$1,146.71	$1,038.46
Commercial	$443.20	$485.54	$668.67	$791.95	$729.95
Industrial	$155.97	$159.48	$209.51	$225.29	$167.49
Oilfield	$182.90	$187.21	$261.18	$284.60	$198.33
Public Authorities and Street Lights	$170.84	$184.07	$246.50	$275.62	$234.62
Total	$1,769.40	$1,872.58	$2,470.12	$2,724.16	$2,368.85

The following table shows gross write-offs for electricity and gross write-offs as a percentage of total billed revenue for the past five years in Oklahoma.

Gross Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2020	2021	2022	2023	2024
Billed Electric Revenues	$1,769,407	$1,872,565	$2,470,119	$2,724,164	$2,368,850
Gross Write-Offs	$5,013	$6,030	$5,657	$7,823	$6,435
Percentage of Billed Revenues	0.28%	0.32%	0.23%	0.29%	0.27%

The following table shows total OG&E net write-offs and total net write-offs as a percentage of total electric billed revenue for the past five years in Oklahoma. Net write-offs include amounts recovered by OG&E from deposits, bankruptcy proceedings and payments received after an account has been either written-off by OG&E or transferred to one of its external collection agencies.

Net Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2020	2021	2022	2023	2024
Billed Electric Revenues	$1,769,407	$1,872,565	$2,470,119	$2,724,164	$2,368,850
Net Write-Offs	$2,086	$3,066	$3,325	$5,366	$3,987
Percentage of Billed Revenues	0.12%	0.16%	0.13%	0.20%	0.17%

Delinquencies

The following table sets forth information relating to the delinquency experience of OG&E for residential, commercial, industrial, oilfield and public authorities and street lights as of December 31 of each of the five preceding years.

Customer Delinquency Data*
	Delinquencies as Percentage of Total Billed Revenues/Average Days Outstanding
	2020	2021	2022	2023	2024
30-59 days	5.6%	5.1%	4.0%	3.6%	4.4%
60-89 days	2.3%	3.3%	3.3%	3.1%	3.2%
90 days or more	7.3%	5.9%	4.7%	5.7%	5.6%
Total	15.2%	14.3%	12.0%	12.4%	13.2%
Average Days Outstanding	26.5	26.7	27.0	27.0	26.4

* Delinquency calculations are based on arrears, revenue, and write-off data provided by OG&E.

Where to Find Additional Information About OG&E and OGE Energy. OGE Energy files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC’s website, http://www.sec.gov. OGE Energy’s filings are accessible at http://www.oge.com. Information on OGE Energy’s website or filed with the SEC is not incorporated by reference into this exhibit.